Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-XXXXX) pertaining to the 2018 Stock and Annual Incentive Plan of IAC/InterActiveCorp of our reports dated March 1, 2018, with respect to the consolidated financial statements and the related notes and the financial statement schedule of IAC/InterActiveCorp and subsidiaries and the effectiveness of internal control over financial reporting of IAC/InterActiveCorp and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York
August 9, 2018